EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Rogue Wave Software, Inc:

We consent to incorporation by reference in the registration statements (No. 333-16749, 333-48485 and 333-48525) on Form S-8 of Rogue Wave Software, Inc. of our report dated October 31, 2002, relating to the consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 annual report on Form 10-K, of Rogue Wave Software, Inc.

KPMG LLP

Boulder, Colorado
December 10, 2002